Exhibit #2

IIJ Announces Director and Executive Officer Nominations

TOKYO, May 26, 2009 (GLOBE NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE1:3774), one of Japan's leading Internet access and comprehensive network solutions providers, today announced the nomination of the candidates for positions on the Company's Board of Directors.

Mr. Hitoshi Imafuku and Mr. Chiaki Furuya have been newly nominated to be a candidate for a Director. Mr. Imafuku joined Nippon Telegraph and Telephone Public Corporation in April 1980 and prior to joining us, he worked as Kagoshima General Manager of Nippon Telegraph and Telephone West Corporation from July 2006. Mr. Furuya has joined us as our advisor in October 2008 and prior to joining us, he worked for Japan Broadcasting Corporation from April 1973.

The nomination is subject to the approval of IIJ's 17th Ordinary General Meeting of Shareholders that will be held on June 26, 2009 in Tokyo and to the approval of the Board of Directors at a meeting that will be held on the same day. If all approvals are obtained, as of June 26, 2009, our directors and executive officers will be as follows:

 President                 Mr. Koichi Suzuki          Chief Executive
                                                      Officer and
                                                      Representative
                                                      Director
 Senior Managing Director  Mr. Hideshi Hojo           Division Director
                                                      of the Sales
                                                      Department
 Senior Managing Director  Mr. Hitoshi Imafuku (1)    Director in charge
                                                      of Business
                                                      Planning
 Managing Director         Mr. Chiaki Furuya (1)      Division Director
                                                      of the
                                                      Administrative
                                                      Department
 Directors                 Mr. Takamichi Miyoshi      Director and
                                                      General Manager
                                                      of the Strategy
                                                      Planning Division
                           Mr. Akihisa Watai          Chief Financial
                                                      Officer and Chief
                                                      Accounting
                                                      Officer
                           Mr. Kazuhiro Tokita        Division Director
                                                      of the Solution
                                                      Service
                                                      Department
                           Mr. Junichi Shimagami      Division Director
                                                      of the Network
                                                      Service
                                                      Department
                           Mr. Kiyoshi Ishida         Division Director
                                                      of the SEIL
                                                      Business Unit
                           Mr. Yasurou Tanahashi (2)
                           Mr. Takashi Hiroi (2)
                           Mr. Junnosuke Furukawa (2)
                           Mr. Senji Yamamoto
                           Mr. Shingo Oda (2)
 Company Auditors          Mr. Junichi Tate (3)
                           Mr. Masaki Okada (3)
                           Mr. Masaaki Koizumi (3)
                           Mr. Hirofumi Takahashi

 (1) New appointment
 (2) Outside Directors
 (3) Outside Company Auditors
 (*) Mr. Toshiya Asaba will retire from Director followed by the closing of IIJ's 17th Ordinary Meeting of Shareholders and will work as Chief Executive Officer and Representative Director of
     our consolidated subsidiary, IIJ Innovation Institute Inc.
 (*) Mr. Yoshiaki Hisamoto will resign from Director followed by the closing of IIJ's 17th Ordinary Meeting of Shareholders.

About IIJ

Founded in 1992, IIJ is one of Japan's leading Internet-access and comprehensive network solutions corporate customers. IIJ's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, IIJ has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on NASDAQ in 1999 and on the First Section of the Tokyo Stock Exchange in 2006.

The Internet Initiative Japan Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4613

The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

CONTACT:  Internet Initiative Japan Inc.
          Investor Relations
          +81-3-5259-6500
          ir@iij.ad.jp
          http://www.iij.ad.jp/en/IR